Exhibit 10.22

PERSONAL AND CONFIDENTIAL

December 30, 2016

Dear Bill,

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer for IDEX Corporation, based in Lake Forest, Illinois, and reporting directly to me. The following terms apply to this offer:

•	Your appointment is effective on January 1, 2017.

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Your annual base salary will be Four Hundred Twenty Five Thousand Dollars and Zero Cents ($425,000.00), payable on a biweekly basis at the rate of Sixteen Thousand Three Hundred Forty Six Dollars and Fifteen Cents ($16,346.15) per pay period. You will be eligible for a review of your salary with consideration for an increase in March of 2018. While we hope that you have a long and mutually beneficial relationship, your employment is considered "at will" and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time.

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As of the effective date of this promotion, January 1, 2017, you will remain eligible for participation in our Management Incentive Compensation Plan (MICP Grade 26), as established each fiscal year, which provides annual incentive earnings opportunity based on business unit and personal performance. Your MICP target level of incentive compensation will be seventy percent (70%) of your annual base pay in effect at the beginning of the plan year. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX’s performance and your performance. Enclosed is a copy of the current MICP Compensation Programs Booklet.

•	You will be eligible to receive a company car allowance of One Thousand Five Hundred Dollars and Zero Cents ($1,500.00) per month, paid on a bi-weekly basis.

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You will be eligible for the full range of benefits including: the IDEX Defined Contribution Retirement Plan, the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and long-term disability coverage, and life insurance. Summaries of these benefit plans are enclosed

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You will be eligible to participate in the Executive Medical Physical Program. IDEX has partnered with the Center for Partnership Medicine at Northwestern Memorial Hospital to provide you with the opportunity to have a full medical examination on an annual basis. The cost of the examination will be paid by IDEX.

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You will be eligible to enroll in the Executive Long Term Disability program which provides additional income in the case of total and permanent disability. This program is fully paid by IDEX. You will be issued an individual policy that provides several additional benefits above and beyond the Group LTO plan that is in place for employees.

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Based upon your position, you will remain eligible to participate in the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non-qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation.

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Subject to approval from our Board of Directors, you will be eligible for equity grants in the form of a combination of performance stock units and stock options under the IDEX Incentive Award Plan (lAP) at our annual grant as established each fiscal year. These annual awards for your position are currently targeted to have a value of one hundred fifty-five percent (155%) of your base salary. Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

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The initial price at which the option awards are granted will be the closing price of IDEX common stock on the grant date. Your options may be exercised after they become vested, and for a period of up to ten years from the date they were awarded. Currently, options vest at the rate of 25% per year.

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Upon your promotion, you will be granted an equity award valued at One Million Dollars ($1,000,000.00). This amount will be split equally (50%/50%) among stock options and restricted stock. The number of shares as well as the option price will be based upon the closing price of IDEX common stock on the grant date. The options will vest ratably at 25% each year as of the anniversary of the grant and the restricted shares will vest 100% on the third anniversary of the grant date. Additionally, unvested restricted shares are eligible to receive dividend payments. Each award will be governed by the terms included in each award agreement.

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In the event of a "Change in Control", as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay) for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination.

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If, in the future, your employment with IDEX Corporation is terminated without cause ("cause" defined as willful misconduct or fraudulent behavior), IDEX will pay you up to twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for a signed release. Such benefit will not be applicable in the event of your voluntary termination.

The company does require agreement to a Confidential Information, Work Product and Restrictive Covenant Agreement. Please sign and return the signed copy, keeping a second copy for your file.

Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me.

Bill, we have discussed the importance of the position to IDEX. We are confident that your leadership skills and experience can make a significant contribution to the success of IDEX, and that this position can be a positive professional step for you.

Sincerely,

/s/ Andrew K. Silvernail

Andrew K. Silvernail
Chairman, President and Chief Executive Officer

/s/ William Grogan	12/30/2016
Acceptance of Employment Offer	Date
William Grogan

Enclosures:

•	Confidential Information, Work Product and Restrictive Covenant Agreement

•	2017 Benefit Highlights Brochure

•	2016 MICP Compensation Programs Booklet

•	2017 SERP Overview Booklet